Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Constitution. Reference is made to the more detailed provisions of the Constitution. Please note that this summary is not intended to be exhaustive. For further information please refer to the full version of our Constitution which is included as an exhibit to our Annual Report on Form 20-F for the fiscal year ended June 30, 2024.

General

We are a public company limited by shares registered under the Corporations Act which is regulated by the Australian Securities and Investments Commission, or ASIC. Our corporate affairs are principally governed by our Constitution and the Corporations Act.

Generally speaking, the terms of our Constitution are not significantly different than a U.S. company’s charter documents, except we do not have a limit on our authorized share capital and the concept of par value is not recognized under Australian law.

Subject to restrictions on the issue of securities in our Constitution and the Corporations Act and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board determines.

The rights and restrictions attaching to Ordinary Shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our Ordinary Shares are summarized below. Each Ordinary Shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Reverse Share Split

On January 24, 2024, we effectuated a four-for-five (4:5) Reverse Share Split of our Ordinary Shares. No fractional shares were issued in connection with the Reverse Share Split as all fractional shares were rounded up to the next whole share.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Alta. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is filed as an exhibit to this registration statement.

Interested Directors

A director who has a material personal interest in a matter that is being considered at a meeting of directors must not be present while the matter is being considered at the meeting or vote on that matter except where permitted by the Corporations Act.

Directors’ Compensation

Pursuant to our Constitution, the total aggregate fixed sum per annum to be paid to the directors (excluding salaries of executive directors) from time to time will not exceed the sum determined by the shareholders in a general meeting and the total aggregate fixed sum will be divided among the directors as the directors shall determine and, in default of agreement between them, then in equal shares.

Remuneration payable by the Company to the Managing Director and any other executive Directors may be by way of salary, bonuses, or any other elements but must not include a commission on, or percentage of, operating revenue.

Powers Exercisable by Directors

Pursuant to our Constitution (subject to the Corporations Act), the management and control of our business affairs are vested in our board. Subject to the Corporations Act, our board has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Rotation of Directors

Pursuant to our Constitution, there must be an election of Directors at the Company’s annual general meeting. Upon the Company’s admission to a Financial Market, no director except a Managing Director shall hold office for a period of three years, or beyond the third annual general meeting following the Director’s election, whichever is the longer, without submitting themselves for re-election. If no Director is standing for election or re-election, then the directors to retire at an annual general meeting are those who have been longest in office since their last election and if there are 2 or more who were elected on the same day, then the Director to retire will be decided by lot, unless the relevant Directors agree otherwise.

Rights and Restrictions on Classes of Shares

Subject to the Corporations Act, the rights attaching to our Ordinary Shares are detailed in our Constitution. Our Constitution provides that the Board may issue shares from time to time with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise. Subject to the Corporations Act, or any rights and restrictions attached to a class of shares currently on issue, we may issue further shares on such terms and conditions as our board resolves. Currently, our outstanding share capital consists of only Ordinary Shares.

Dividend Rights

Subject to the Corporations Act, our board may from time to time determine to pay any interim, special or final dividends to shareholders, fix the amount of dividend, the record date for determining entitlements to, and for payment of, a dividend and the method of payment of a dividend.

Voting Rights

Under our Constitution, each shareholder has one vote determined by a show of hands at a meeting of the shareholders unless a poll is required under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote by proxy. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Right To Share in Our Profits

Subject to the Corporations Act and pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board may from time to time determine to pay dividends to the shareholders; however, under the Corporations Act, we must not pay a dividend unless: (a) our assets exceed our liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; (b) the payment of the dividend is fair and reasonable to our shareholders as a whole; and (c) the payment of the dividend does not materially prejudice our ability to pay our creditors. Unless any share is issued on terms providing to the contrary, all dividends are to be apportioned and paid proportionately to the amounts paid, or credited as paid on the relevant shares.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate if there is a surplus of assets in the event of our liquidation.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to Ordinary Shares. Under our Constitution and subject to the Corporations Act, redeemable preference shares may be issued and liable to be redeemed on the terms that they are issued, which may be at our option.

Variation or Cancellation of Share Rights

The rights attached to shares in a class of shares may only be varied or cancelled (unless otherwise provided by the terms of issue of Shares in a class, in which case the procedure set out in the terms of issue applies), by either:

●	a special resolution passed by members holding shares in the class; or

●	the written consent of members with at least 75% of the shares in the class.

Liability for Further Capital Calls

According to our Constitution, the board may make any calls from time to time upon shareholders in respect of all monies unpaid on partly-paid shares (if any), subject to the terms upon which any of the partly-paid shares have been issued. Each shareholder is liable to pay the amount of each call in the manner, at the time, and at the place specified by the board. Calls may be made payable by installment. Failure to pay a call will result in interest becoming payable on the unpaid amount and ultimately, forfeiture of those shares. As of the date of this prospectus, all of our issued shares are fully paid.

Comparison of Australian and Delaware Law

The table below provides a summary of the Australian law applicable to Alta as an Australian public company, and certain rights attaching to Alta’s shares. These laws and/or rights may be different to those which would apply if Alta were incorporated in Delaware and subject to Delaware and US federal laws, the table below provides a summary comparison for illustrative purposes. Investors should also carefully review the relevant risks highlighted in this section in this regard and the summary of the matters set forth under the section entitled “Description of Share Capital”, as well as the copy of our Constitution (which is included as an exhibit to the registration statement to which this prospectus forms a part), prior to investing in the Ordinary Shares.

Matter	Australian public company	Listed US company incorporated in Delaware
Share capital

The Corporations Act does not:

● prescribe the minimum amount of share capital that Alta should have;

● prescribe a minimum issue price for each share in Alta; or

● require Alta to place a maximum limit on the share capital that its members may subscribe.

Australian law does not contain any concept of authorized capital or par value per share.

Under Australian law and our Constitution, the issue price of shares is set by the Alta Directors collectively as a board at the time of each issue.

A US company’s certificate of incorporation may authorize the issue of up to a maximum number of shares, which may consist of different classes of shares and stipulate the par value for those shares.

Issuing additional shares	Subject to the Corporations Act, our Constitution authorizes the Alta Board to allot and issue securities in the capital of Alta to any person on such terms and with such rights as the Board determines.

A US company’s by-laws will generally permit the issue of authorized and unissued shares of any class by vote of the board of directors in such manner, for such consideration and on such terms as the board of directors may determine, without stockholder approval.

Furthermore, under the NYSE listing rules, a listed company will not be able to disparately reduce or restrict voting rights of the shares through any corporate action or issuance.

Transfer of shares

Under Australian law and our Constitution, securities in Alta are generally freely transferable.

The Alta Directors may however refuse to register a transfer of shares in limited circumstances as detailed in our Constitution, and where the transfer would be contrary to the Corporations Act.

Under the DGCL, shares are generally freely transferable.

Transfer of shares may be subject to restrictions imposed by US federal or state securities laws, by the certificate of incorporation or by-laws or by an agreement signed with the holders of shares at issue.

Generally, a transfer of shares shall be made only on the transfer books of a Delaware incorporated company or by a transfer agent designated to transfer shares of a Delaware incorporated company. Where a Delaware incorporated company Shares are certificated, certificates must be surrendered for cancellation before a new certificate, if any, is issued.

Dividends and distributions

Our Constitution permits the Board to declare dividends to shareholders from time to time in its sole discretion.

Under the Corporations Act, a company may only pay a dividend where, in summary, the company’s assets exceed its liabilities at the relevant time to the extent of the dividend to be declared, the payment is fair and reasonable to the company’s shareholders as a whole and does not materially prejudice the company’s ability to pay its creditors.

Under the DGCL, the board of directors of a company incorporated in Delaware is permitted to declare and pay dividends to stockholders either:

● out of that company’s surplus, which is defined to be the net assets less statutory capital; or

● if no surplus exists, then out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference on distribution of assets.

Holders of common stock will generally be entitled to receive dividends when and as declared by the company’s Board out of funds legally available for that purpose.

Voting rights and Quorum Requirements

Our Constitution provides that:

● on a show of hands each individual present who is a member, proxy, attorney or representative of a member entitled to vote has one vote;

● on a poll each shareholder has one vote for every fully paid share held and a fraction of a vote for each partly paid share held, with the fraction of the vote being equivalent to the portion of the share paid up; and

● two shareholders present constitutes a quorum.

Generally speaking, a company incorporated in Delaware’s certificate of incorporation provides that each stockholder is entitled to one vote for each share of capital stock entitled to vote, unless otherwise provided by the DGCL or the company’s governing documents.

Variation in rights

Under the Corporations Act, if a company has a constitution that sets out a procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.

Under our Constitution, the rights may only be varied or cancelled:

● with the consent in writing of the holders of at least 75% of the issued Shares of that class; or

● with the sanction of a special resolution passed at a separate general meeting of the holders of the Shares of the class.

The company must give written notice of the variation or cancellation to the members of the class within 7 days after the variation or cancellation is made.

The Corporations Act also provides that where shareholders in an affected class do not all agree (whether by resolution or written consent) to the:

● variation or cancellation of their rights; or

● a modification to the relevant constitution to allow rights to be varied or cancelled,

then shareholders with at least 10% of the votes in the affected class may apply to the court (within a limited time frame) to have the variation, cancellation or modification set aside.

Subject to the shares’ terms of issue, the rights attached to a class of shares are not deemed varied by the issue of further shares of that class.

Under the DGCL, any amendment to the company incorporated Delaware’s certificate of incorporation requires approval by holders of the outstanding shares of a particular class if that amendment would:

● increase or decrease the aggregate number of authorized shares of that class;

● increase or decrease the par value of the shares of that class; or

● alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If an amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to adversely affect that series without adversely affecting the entire class, then only the shares of the series so affected shall be considered a separate class and entitled to such separate class approval of the proposed amendment.

Under the DGCL, amendments to a company incorporated in Delaware’s certificate of incorporation also generally require:

● a board resolution recommending the amendment; and

● approval of a majority of the outstanding shares entitled to vote and a majority of the outstanding shares of each class entitled to vote.

Certain amendments to the relevant company’s certificate of incorporation could, in the future, require approval of only the majority of the shares of the then issued and outstanding preferred stock, because the DGCL and the company’s certificate of incorporation permit the company to issue preferred shares with powers, preferences and rights superior to those of common stock.

Pursuant to a company incorporated in Delaware’s by-laws, a company incorporated in Delaware’s by-laws or certificate of incorporation may be adopted, amended or repealed by the board of directors or by the affirmative vote of the holders of a majority of the voting power of all of the shares of the corporation then issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Related party and director transactions

The Corporations Act governs the provision of financial benefits to related parties of public companies and requires that shareholder approval is obtained prior to financial benefits being provided to related parties or giving the financial benefit falls within a specific exception set out in the Corporations Act (for example, a benefit given on arms’ length terms or the reasonable remuneration or reimbursement of an officer or employee).

Directors, when entering into transactions with Alta, are also subject to the Australian common law and statutory duties to avoid actual and potential conflicts of interest. There are also disclosure requirements and voting restrictions imposed on directors under the Corporations Act on matters involving a material personal interest.

Within the parameters summarized above, under our Constitution a director’s position as such does not disqualify that person from:

● holding any other office or place of profit or employment (except with Alta’s auditor), on such terms as the Alta Directors approve;

● being a shareholder in or a director of a company promoted by Alta or in which Alta may be interested as a vendor, shareholder or otherwise; or

● entering into an agreement with Alta.

A director must also comply with:

● the material personal interest provisions set out in section 191 of the Corporations Act; and

● section 195 of the Corporations Act in relation to being present and voting at a board meeting that considers a matter in which he or she has a material personal interest.

Under the DGCL, no contract or transaction between a company incorporated in Delaware and one or more of its directors or officers, or between the relevant company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest will be void or voidable solely for that reason, or solely because the relevant director or officer is present at or participates in the company board or committee meeting that authorizes the contract or transaction, or solely because the vote of the relevant director or officer is counted for that purpose, if:

● the material facts as to the director’s or officer’s relationship or interest, and as to the contract or transaction, are disclosed or known to the board of directors or committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

● the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

● the contract or transaction is fair to the company as of the time that it is authorized, approved or ratified by the board of directors, committee or stockholders.

Protection against oppression of shareholders

The Corporations Act empowers the court to make any order it considers appropriate if conduct of a company’s affairs is found to be oppressive to a member or members.

Such orders may include winding up, regulating the conduct of the company’s affairs, authorizing a member to institute derivative proceedings or requiring a person to engage in or abstain from specified conduct.

The DGCL contains no equivalent statutory provisions. However, Delaware law may provide judicial remedies to stockholders in comparable circumstances.

Buy-back of shares

The Corporations Act allows Alta to buy-back its own shares through a specific buy-back procedure provided that:

● the buy-back does not materially prejudice Alta’s ability to pay its creditors; and

● Alta follows the relevant procedures set out in the Corporations Act.

The buy-back procedure includes the form of shareholder approval (for example, ordinary, special or unanimous resolutions), a notice period and disclosure to be given to the shareholders, depending on the type of buy-back to be undertaken.

The DGCL generally permits a Delaware incorporated company to purchase or redeem its outstanding shares out of funds legally available for that purpose without obtaining stockholder approval, provided that:

● the capital of a Delaware incorporated company is not impaired;

● such purchase or redemption would not cause the capital of a Delaware incorporated company to become impaired;

● the purchase price does not exceed the price at which the shares are redeemable at the option of a Delaware incorporated company; and

● immediately following any such redemption a Delaware incorporated company shall have outstanding one or more shares of one or more classes or series of stock, which shares shall have full voting powers.

Takeovers

The Corporations Act prohibits the acquisition of a relevant interest in voting shares of a company where the acquisition would increase a person’s voting power in the company to over 20% or increases from a starting point that is above 20% and below 90%, except in certain circumstances.

The Corporations Act also sets out disclosure requirements for persons who have or cease to have a substantial holding in a company. Compulsory acquisition is permitted by holders with an interest of 90% or more of a class of securities.

Certain exceptions to this general takeover prohibition are set out in the Corporations Act, including:

● an acquisition resulting from a scheme of arrangement undertaken in accordance with the Corporations Act and approved by the court; and

● an acquisition that results from the acceptance of an offer under a takeover bid.

In this respect, any takeover bid made for Alta must be on the same terms for all shareholders, subject to minor exceptions, and must comply with the timetable, disclosure and other requirements set out in the Corporations Act.

The purpose of these provisions is to seek to ensure that shareholders in a target company that they have a reasonable and equal opportunity to share in any premium for control and that they are given reasonable time and sufficient information to assess the merits of the proposal.

Section 203 of the DGCL applies to a company and provides that if a holder acquires 15% or more of a company’s voting stock (an “Interested Holder”) without prior approval of the board of directors, then for three years a company cannot engage in a broad range of business combinations with such Interested Holder. Such business combinations include (a) certain mergers or consolidations with the Interested Holder or entities affiliated with the Interested Holder,

(b) certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of the company assets to the Interested Holder, which assets have an aggregate market value equal to 10% or more of either all of the assets of a company or all of the outstanding stock of a company,(c) certain transactions which result in the issuance or transfer by a company or by any direct or indirect majority owned subsidiary, to the Interested Holder, of any stock of a company or of such a company subsidiary, (d) certain transactions involving a company or any direct or indirect majority-owned subsidiaries which have the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the company or such subsidiary which is owned by the Interested Holder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly by the Interested holder, and (e) any receipt by the Interested Holder of the benefit, directly or indirectly (except proportionately as a stockholder of the company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted by Section 203(c)(3)(i)-(iv)) provided by or through the company or any direct or indirect majority-owned subsidiary.

The Section 203 limitation would not apply if (a) the business combination was approved by the board of directors of the company before the holder became an Interested Holder, (b) the business combination is subsequently approved by the a company board of directors and also by two-thirds of the a company stock held by persons other than such Interested Holder at an annual or special meeting of stockholders, or (c) upon consummation of the transaction which resulted in the stockholder becoming an Interested Holder of the company, the Interested Holder owned at least 85% of the company’s voting stock which was outstanding at the time the transaction commenced (excluding stock owned by any directors who are also officers and certain employee stock plans).

The effect of the restriction is to give the company’s board of directors the ability to prevent or inhibit an unsolicited takeover attempt initiated through a merger or asset purchase proposal. It may also dissuade unsolicited tender offer proposals unless the offeror is confident of achieving the 85% shareholding level via the tender offer.

Annual shareholder meetings	Under the Corporations Act, the annual general meeting of Alta is required to be held at least once every calendar year and within five months after the end of each financial year.	The DGCL requires a company incorporated in Delaware to have an annual stockholders’ meeting to elect directors, unless directors are elected by written consent in lieu of an annual meeting.

Under the DGCL, a director or stockholder of a company incorporated in Delaware may petition the Court of Chancery of Delaware for an order compelling the holding of an annual meeting if:

● no annual meeting has been held, or action by written consent to elect directors in lieu of an annual meeting has been taken, for a period of 30 days after the date designated for the annual meeting; or

● no date for an annual meeting has been designated for a period of 13 months after the latest to occur of the company’s organization, the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.

Shareholders’ right to request or requisition a general meeting

The Corporations Act requires the Directors to call a general meeting on the request of members with at least 5% of the vote that may be cast at the general meeting or at least 100 Shareholders who are entitled to vote at a general meeting.

Shareholders with at least 5% of the votes that may be cast at the general meeting may also call and arrange to hold a general meeting at their own expense.

Annual meetings of stockholders shall be held at a time designated by or in the manner provided in the bylaws.

Special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of Meetings	The Corporations Act requires at least 28 days’ notice of a general meeting of company listed on a financial exchange.	The DGCL provide that notice of a stockholders’ meeting be delivered not less than ten days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise provided in the company’s by-laws or as required by the DGCL.

Remuneration reports

The Corporations Act requires that a public company’s annual report must include a report by the Directors on the company’s remuneration framework (remuneration report).

At the company’s annual general meeting, shareholders must vote to approve or reject the remuneration report.

The vote on the resolution is advisory only and does not bind the directors or the company. However, if the company’s remuneration report receives a ‘no’ vote of 25% of more, the company’s subsequent remuneration report must explain whether and how shareholders’ concerns have been taken into account.

If the company’s subsequent remuneration report receives a ‘no’ vote of 25% or more, shareholders will vote at the same annual general meeting to determine whether the directors (other than the managing director) will need to stand for re-election within 90 days.

If the resolution passes, then the ‘spill meeting’ at which the directors face re-election, will take place within 90 days.

Our Constitution provides that the directors are entitled to be remunerated. The extend of such remuneration shall be determined by the Alta Board, subject to laws relating to the giving of benefits to related parties, and to the extent applicable, any maximum amount that is from time to time approved by the shareholders of the company in a general meeting in accordance with any applicable listing rules.

Our Constitution also provides that:

In the U.S., the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (U.S.) requires all ‘reporting companies’ to have an advisory Shareholder vote on pay at least once every three years.

Companies must report the results and say how they have responded to these when making decisions on pay the following year.

So long as Alta qualifies as an ‘emerging growth company,’ it will not be required to hold an advisory Shareholder vote on pay.

The Company will be an emerging growth company until the earliest of: (i) the last day of the fiscal year in which our annual gross revenues exceed US$1.235 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933, (iii) the date on which the Company has, during the previous three year period, issued more than US$1 billion in non-convertible debt, or (iv) the date that we become a ‘large accelerated filer’ as defined in Rule 12b-2 under the U.S. Exchange Act.

A company becomes a large accelerated filer if it meets the following conditions as of the end of its fiscal year: (i) it has an aggregate worldwide market value of the voting and non-voting common equity held by non-affiliates of US$700 million or more as of the last business day of its second fiscal quarter; (ii) it has been subject to the requirements of Section 13(a) or 15(d) of the U.S. Exchange Act for at least 12 months; (iii) it has filed at least one annual report pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act; and (iv) it is not eligible to rely on certain requirements for smaller reporting companies for its annual and quarterly reports.

●	the remuneration may be provided in the form of shares or other securities of the company or any subsidiary of the company, or options or rights to acquire such shares or other securities, on such terms as the Alta Board may decide; and

●	the directors may also be paid all travelling, and other expenses properly incurred by them: (a) in attending and returning from: (i) meetings of directors or any committee; or (ii) general meetings of the company; or (b) otherwise in connection with the business of the company.

Approval of Corporate Matters by Written Consent	Our Constitution provides that anything which may be done by resolution of the Company in a general meeting, may be done by written resolution.	Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, prior notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

Special resolutions

Under the Corporations Act, a special resolution must be a resolution that is passed by at least 75% of the votes cast by members entitled to vote on the resolution.

Approval by special resolution of shareholders is required for actions such as modifying or repealing our Constitution, changing Alta’s name or company type, selectively reducing or buying back capital (in some circumstances), providing financial assistance in connection with the acquisition of shares in the company, and undertaking a voluntary winding up of Alta.

The DGCL contains no concept of special resolutions.

Removing directors

The Corporations Act provides that a public company may by resolution at a general meeting remove a director from office.

Notice of intention to move the resolution must be given by the company at least 2 months before the meeting is to be held, and the company must notify the director as soon as possible after notice of the intention is received.

Subject to certain exceptions, the DGCL provides that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Duties and liability of directors

General duties imposed by the Corporations Act on directors and officers of companies include duties to exercise duties and powers with due care and diligence, in good faith and for a proper purpose, and not to improperly use their position or information obtained through their position to gain advantage or cause detriment to the company.

Under the Corporations Act, there is a general prohibition on a company or a related body corporate exempting officers from any liability incurred as an officer of the company.

Under Delaware law, the directors of a company incorporated in Delaware have fiduciary obligations, including the duty of care and the duty of loyalty.

The duty of care requires directors to act in good faith, with the care that a reasonable person in a similar position and circumstances would exercise and in a manner the director reasonably believes to be in the best interests of the company and its stockholders. Directors must inform themselves of all reasonably available material information before making business decisions on behalf of the company and to act with requisite care in discharging their duties to the company.

The duty of loyalty requires directors to act in good faith and in the company’s best interests.

Under the DGCL, a company incorporated in Delaware may include in its certificate of incorporation a provision eliminating the personal liability of a director or officer to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer.

However, the provision may not eliminate liability for:

●	breach of the director’s or officer’s duty of loyalty;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●	directors for unlawful payment of dividends;

●	directors for unlawful purchases or redemptions of shares;

●	any transaction from which the director or officer derived an improper personal benefit; or

●	an officer in any action by or in the right of the corporation.

Bringing or intervening in legal proceedings on behalf of the entity

A member, former member or person entitled to be a member of a company, or an officer or former officer of a company, may bring proceedings on behalf of a company and in the company’s name where the company is unwilling or unable to do so.

Proceedings may only be brought if leave is granted by a Court, including Federal Court, the Supreme Court of a State or Territory of Australia, or Federal Circuit and Family Court of Australia, for the person to bring or intervene in proceedings.

Leave will generally be granted if the court is satisfied that:

The DGCL permits a stockholder to bring a derivative action on behalf of a company if those in control of the company have failed to assert a claim belonging to the relevant company.

Derivative actions have certain standing and eligibility requirements, including that the plaintiff in the action must generally have been a stockholder of the company at the time that the act complained of occurred and must maintain his or her status as a stockholder of the company throughout the course of the litigation. Derivative plaintiffs must have previously made a demand on the directors of the company to assert the corporate claim, unless such a demand would have been futile.

●	it is probable that the company itself will not bring the proceedings or properly take responsibility for them;

●	the applicant is acting in good faith;

●	it is in the best interests of the company that the applicant be granted leave;

●	if the application relates to leave to bring proceedings, there is a serious question to be tried;

●	either at least 14 days before making the application, the applicant gave written notice of the application to the company, or it is appropriate to grant leave even though the notice period was not provided.

Continuous disclosure

The Corporations Act contains provisions which require a listed company to comply with the relevant disclosure rules of their financial market, in summary being such information concerning the company that a reasonable person would expect to have a material effect on the price or the value of the company’s shares.

There are also periodic reporting and disclosure rules that apply, requiring it (among other things) to report to ASIC at the end of every half year and annually in respect of its financial statements and reports.

US reporting companies are subject to US federal securities laws and regulations in relation to its ongoing disclosure obligations.

Once listed on a national securities exchange, the US company will also be subject to the ongoing disclosure obligations of such exchange.

The NYSE listing rules and US federal securities laws and regulations will generally require disclosure to the public of any material information that would reasonably be expected to affect the value of a company’s shares or influence investors’ decisions. This includes:

●	annual reports on Form 10-K;

●	quarterly reports on Form 10-Q;

●	current reports containing material information required to be disclosed on Form 8-K;

●	company insider reports; and

●	proxy statement.

Inspection of Books and Records	Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers, and the Company may charge a fee not exceeding the prescribed fee set by regulation. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by the public or shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder

Insider trading	The Corporations Act prohibits any person who:	US federal securities laws generally prohibit any person who possesses material non-public information relating to a company incorporated in the US or its securities from buying or selling those securities or procuring others to do so, or from communicating the material non-public information to third parties.
● possesses information that is not generally available, but if it were generally available, a reasonable person would expect it to have a material effect on the price or value of company’s securities (Inside Information); and

● knew, or ought reasonably to have known, that the information was Inside Information,

from applying for, buying or selling those securities (or entering an agreement to do so) or procuring others to do so. The prohibition also extends to the communication of the information (or causing the information to be communicated) directly or indirectly to third parties if the person knew, or ought reasonably to have known, that the recipient would or would be likely to apply for, buy or sell the securities (or enter an agreement to do so), or procure others to do so.

This prohibition is subject to certain limited exceptions.

Winding up

The members of a solvent company may determine to wind-up the company under the Corporations Act. A special resolution is required.

From the passing of the resolution, the company must cease to carry on its business except so far as the liquidator considers is required for the beneficial disposal or winding up of that business, but the corporate state and corporate powers of the company continue until it is deregistered.

Our Constitution states that if Alta is wound up, if the assets available for distribution among the shareholders are insufficient to repay the whole of the paid up capital, the assets must be distributed so that, as nearly as may be, the losses are borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively, alternatively, if the assets available for distribution among the shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess must be distributed among the shareholders in proportion to the capital at the commencement of the winding up paid up, or which ought to have been paid up, on the Shares held by them respectively.

Further, a liquidator may, with the sanction of a special resolution, divide the assets of Alta among the shareholders in kind. The liquidator cannot compel any member to accept marketable securities in respect of which there is a liability as part of a distribution of assets of Alta.

The Corporations Act also provides that subject to provisions as to preferential payments, the property of a company must, on its winding up, be applied in satisfaction of its liabilities equally and, subject to that application, must, unless the company’s constitution otherwise provides, be distributed among the members according to their rights and interests in the company.

The DGCL permits the board of directors to authorize the dissolution of a company incorporated in Delaware if:

● a majority of the directors in office adopt a resolution to approve dissolution at a board meeting called for that purpose;

● holders of a majority of the issued and outstanding shares entitled to vote on the matter adopt a resolution to approve dissolution at a stockholders’ meeting called for that purpose; and

● a certificate of dissolution is filed with the Delaware Secretary of State.

The DGCL also permits stockholders to authorize the dissolution of a company incorporated in Delaware without board action if:

● all of the stockholders entitled to vote on the matter provide written consent to dissolution; and

● a certificate of dissolution is filed with the Delaware Secretary of State.

General Meetings of Shareholders

Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. General meetings of shareholders may be called by our board. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act. Except as permitted under the Corporations Act, shareholders may not convene a meeting. Under the Corporations Act, shareholders with at least 5% of the votes that may be cast at a general meeting may call and arrange to hold a general meeting. The meeting must be called in the same way in which general meetings of the company may be called, including the dispatch of a notice of meeting including the matters to be voted upon. The shareholders calling the meeting must pay the expenses of calling and holding the meeting.

The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. The request must be made in writing, state any resolution to be proposed at the meeting, be signed by the shareholders making the request and be given to the Company. The board must call the meeting not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of shares in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975, or the FATA, which generally applies to acquisitions or proposed acquisitions by a foreign person (as defined in the FATA) or associated foreign persons in certain transactions including those dealing with national security matters, of a sensitive nature or dealing with an interest in land, or which are otherwise over certain monetary thresholds, including where the transaction:

●	would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; and/or

●	by non-associated foreign persons that would result in such foreign person having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company.

The Company is currently not considered by the Directors to be an Australian land corporation for the purposes of the FATA.

Whether prior approval of the Australian Federal Treasurer is required for an investor to be issued shares in the Company is an assessment which must be undertaken by each investor, as compliance with the FATA in those circumstances is the investor’s obligation.

Separate and stricter rules apply for foreign government investors (defined by the FATA). Generally, foreign government investors must seek prior Foreign Investment Review Board approval where they acquire a direct interest in an entity or business. The term ‘direct interest’ has a very broad meaning under the Foreign Acquisitions and Takeovers Regulations 2015 and ranges from a 10% interest in an entity to an interest of any percentage in an entity which gives the foreign government investor the ability to influence or participate in the central management and control of the entity or business or determine its policy.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer may take a number of actions including imposing civil or criminal penalties or ordering the divestiture of such person’s shares or interest in shares in the Company. The Australian Federal Treasurer may order divestiture pursuant to the FATA if he determines that the acquisition has resulted in that foreign person, either alone or together with other non-associated or associated foreign persons, controlling the Company and that such control is contrary to the national interest.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. Upon becoming a U.S. public company, our shareholders will also be subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine.

Subject to the requirements of our Constitution, the Corporations Act, and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our Ordinary Shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of Australian public companies, such as Alta are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued share capital of a public company if the acquisition will lead to that person’s or someone else’s voting power in the company (when aggregated with their “associates”) increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in the securities of a company if the person:

○	is the holder of the securities;

○	has power to exercise, or control the exercise of, a right to vote attached to the securities; or

○	has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

○	has entered or enters into an agreement with another person with respect to the securities;

○	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

○	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

○	the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised,

then the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued share capital in a company above 20%. In general terms, applicable exceptions which may apply include a regulated takeover, or a “whitewash resolution” of shareholders, among other exemptions.

ASIC and the Australian Takeovers Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act. Our Constitution, which is included as an exhibit to this registration statement to which this prospectus forms a part, also contains a requirement for our shareholders to approve any proportionate takeover bid (i.e., a bid for a specified proportion of a class of securities) without the approval of a majority of our shareholders voting at a general meeting. For these provisions to be effective they must be approved by shareholders at a general meeting at least every three years. The clause in the Constitution is operative until July 20, 2026 unless re-approved for a longer period. The existence of these provisions may have the effect of discouraging proportionate takeover bids.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Listing

Our Ordinary Shares are listed on the NYSE American under the symbol “MMA.”